UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC 20549

                                        OMB APPROVAL


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                                   hours per response
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                             FORM 3

    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(h) of the Investment
Company Act of 1940

(Print or Type Responses)


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1.   Name and Address of Reporting Person*
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Deerwood Capital, LLC, a Delaware limited liability company


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   (Last)                  (First)             (Middle)

191 Post Road West


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                          (Street)

Westport                     CT                06880


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   (City)                 (State)              (Zip)



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2.   Date of Event Requiring Statement (Month/Day/Year)
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04/25/2003

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3.   I.R.S. Identification Number of Reporting Person, if an
     entity (Voluntary)
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4.   Issuer Name and Ticker or Trading Symbol
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KAW ACQUISITION CORPORATION - CURRENTLY NOT TRADING

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5.   Relationship of Reporting Person(s) to Issuer
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      (Check all applicable)

      []   Director                     [X]   10% Owner
      []   Officer (give title below)   [ ]   Other (specify
                                                     below)

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6.   If Amendment, Date of Original (Month/Day/Year)
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7.   Individual or Joint/Group Filing (Check Applicable Line)
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     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person



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Table I -- Non-Derivative Securities Beneficially Owned
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                                              3.
                                              Ownership Form:
1.                   2. Amount of Securities  Direct (D) or
Title of Security    Beneficially Owned       Indirect (I)
(Instr.4)            (Instr.4)                (Instr.5)
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       (S)                  (C)                   (C)

Common Stock             250,000                  (D)
                                              by Deerwood
                                              Capital LLC

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Reminder:  Report on a separate line for each class of
           securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see
Instruction 5(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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Table II Derivative Securities Beneficially Owned
         (E.g., puts, calls, warrants, options, convertible
         securities)
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                                     3. Title and Amount of
                                        Securities Underlying
                                        Derivative Security
                                        (Instr. 4)
              2.  Date Exercisable      ---------------------
1.              and Expiration Date                 Amount
Title of         (Month/Day/Year)                   or
Derivative    -----------------------               Number
Security      Date                                  of
(Instr.4)     Exercisable  Expiration   Title       Shares

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   (S)            (C)          (C)       (C)          (C)


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              5. Owner-
                 ship
                 Form of
                 Derivative
4. Conver-       Security:
sion or          Direct             6. Nature of
Exercise         (D) or                Indirect
Price of         Indirect              Beneficial
Derivative       (I)                   Ownership
Security         (Instr. 5)            (Instr. 5)

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   (C)               (C)                   (C)



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Explanation of Responses:




/s/   Henry J. Boucher, Jr.               April 25, 2003
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Henry J. Boucher, Jr., Managing Director       Date



     ** Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.